Exhibit 10.30

TERMS OF BUSINESS

1.	DEFINITIONS

In these Terms of Business unless the context requires a different meaning, the following terms have the meanings indicated:

'Agreement' means the agreement that arises between Invetech and the Client consisting of the Proposal and these Terms of Business;

'Assignment' means the assignment to be carried out by Invetech as specified in the Proposal (as varied or extended in any way by agreement in writing from time to time in accordance with clause 15.2);

'Client' means the client identified in the Proposal;

'Invetech' means Invetech Pty Ltd (ABN 45 004 301 839) and its successors and assigns;

'Product' means any article, item, product, equipment, process, data, report or other deliverable developed for the Client by Invetech under the Agreement;

'Project IP' is as defined in clause 8.2; and

'Proposal' means the written proposal accompanied by these Terms of Business.

2.	INVOICING AND PAYMENT

2.1
As specified in the Proposal Invoicing Schedule, part of the fee will be invoiced to and payable by the Client upon receipt of the Client’s acceptance of the Proposal and authorisation to proceed with the Assignment.  Further invoices will then be issued as shown in the Proposal Invoicing Schedule, for payment by the Client of fees and expenses incurred.

2.2
The initial invoice in respect of the advance, must be paid by the Client prior to the start of work on the Assignment.  The Client must pay all subsequent invoices within 30 days after the invoice date.  If the Client fails to pay an invoice when it is due, Invetech may charge interest at a rate equivalent to one percent (1%) per month, or the maximum rate permitted by law, whichever is less. Each invoice shall be sufficient evidence of the details therein including the amount owed to Invetech.

3.	DISBURSEMENTS

The Client will reimburse Invetech for reasonable out-of-pocket expenses incurred in connection with the performance of the Assignment in respect of materials, the services of third parties, the use of third parties’ equipment and other expenses.  Subject to clauses 4.4 and 4.5 of these Terms of Business, the amount payable by the Client will be at cost plus a mark-up as shown in the Proposal.

4.	GOODS AND SERVICES TAX

4.1	Interpretation

Words or expressions used in this clause 4 which are defined in the A New Tax System (Goods and Services Tax) Act 1999 (Cth) or, if not so defined, then which are defined in the Trade Practices Act 1974 (Cth), have the same meaning in this clause.

4.2	GST inclusive amounts

For the purposes of these Terms of Business where the expression 'GST inclusive' is used in relation to an amount payable or other consideration to be provided for a supply under these Terms of Business, the amount or consideration will not be increased on account of any GST payable on that supply.

4.3	Consideration is GST exclusive

Any consideration to be paid or provided to Invetech for a supply made by Invetech under or in connection with these Terms of Business unless specifically described in these Terms of Business as 'GST inclusive', does not include an  amount on account of GST~~.~~

4.4	Gross up of consideration

Despite any other provision in these Terms of Business, if Invetech makes a supply under or in connection with these Terms of Business on which GST is imposed (not being a supply the consideration for which is specifically described in these Terms of Business as 'GST inclusive'):

(a)
the consideration payable or to be provided for that supply under these Terms of Business but for the application of this clause ('GST exclusive consideration') is increased by, and the Client must also pay to Invetech an amount equal to the GST payable by Invetech on that supply; and

(b)
the amount by which the GST exclusive consideration is increased must be paid to Invetech by the Client without set off, deduction or requirement for demand, at the same time as the GST exclusive consideration is payable or to be provided.

4.5	Reimbursements (net down)

If a payment to a party under these Terms of Business is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, then the payment will be reduced by the amount of any input tax credit to which that party is entitled for that loss, cost or expense and for which credit that party actually receives the benefit.

4.6	Client Warranty and Indemnity

The Client warrants that where GST is imposed on a supply made by Invetech under or in connection with these Terms of Business and the consideration for that supply was not increased under clause 4.4 as the parties mistakenly regarded the supply as GST-free, the Client will indemnify Invetech for and in respect of the GST (including any interest or penalty) imposed on that supply.

5.	CLIENT INFORMATION

5.1
The Client shall furnish to Invetech all such information including data and drawings relating to the Assignment as are described in the Proposal promptly after the effective date of this Agreement.  Thereafter, the Client shall furnish to Invetech upon request all such additional information as is reasonably required by Invetech to enable Invetech to provide its services in relation to the Assignment.

5.2	The Client acknowledges Invetech shall not be responsible for delays in the Assignment caused by Client’s failure to comply with clause 5.1.

5.3
The Client acknowledges that if the Client fails to comply with its obligations under this clause that failure may cause or contribute to an increase in any estimated fee advised by Invetech to the Client, Invetech incurring additional costs, charges and expenses and delays in Invetech carrying out the Assignment.

6.	CLIENT INFORMATION CONFIDENTIALITY

Invetech and Client have entered into that certain "Mutual Non-Disclosure Agreement" effective as of June 10, 2005 (the "NDA") and agree that the terms and conditions of the NDA shall apply with respect to Confidential Information (as defined in the NDA) disclosed to Invetech in connection with this Agreement (whether disclosed directly by Client or indirectly by The TCI Card Supplier or other third party on behalf of Client); provided, however, the parties agree that (i) the definition of the "Project" as set forth in the NDA shall be amended to include the performance of the services and activities contemplated in this Agreement, (ii) "Confidential Information" under the NDA shall also include research data and results generated by Invetech hereunder that relate to Client's technology or to the development of the Product or prototypes thereof, and (iii) the term of the obligations set forth therein shall continue for a period of five (5) years following the expiration or termination of this Agreement.  Except as expressly modified in this Terms of Business , the NDA shall continue in full force and effect in accordance with its terms.

For clarification but without limitation, Invetech and Client

(i)	shall each be entitled to disclose in publicity materials the other party's identity; and

(ii)
shall each be entitled to disclose a general description of the nature of the Assignment, provided that such description of the Assignment has first been reviewed and approved, such approval to not be unreasonably withheld, in writing by the other party.

7.	INFORMATION AND INVETECH STATEMENTS

7.1
All information contained, and all surveys, forecasts and recommendations made in the Proposal and any other report or letter to the Client, are supplied and have been prepared by Invetech in good faith upon the basis of information, statements, assumptions and representations provided or made to Invetech by or on behalf of the Client or otherwise available to Invetech.  Invetech honestly believes (but has made no inquiry nor undertaken any due diligence) that all information supplied or to be supplied by Invetech in relation to the Assignment will be of commercial value to the Client but Invetech does not warrant or represent that any of it is accurate, fully comprehensive in its field or suitable to the Client’s purposes; nor does Invetech warrant or represent that surveys or forecasts made by Invetech in relation to the Assignment are accurate or will be realised, since the accuracy of surveys and the achievement of results forecast must depend upon matters outside Invetech’s control.

7.2
For the avoidance of doubt, no statement of fact made by Invetech whether in the Proposal or in any report or letter to the Client or whether made orally, is to be construed as a representation, undertaking or warranty.

8.	INTELLECTUAL PROPERTY RIGHTS

8.1
The Client shall retain ownership of any pre-existing intellectual property rights in materials and information provided by the Client to Invetech for use by Invetech for the purposes of undertaking the Assignment. Invetech shall retain ownership of any pre-existing intellectual property rights in materials, information, tools and methodologies provided by Invetech for the purposes of undertaking the Assignment (and any improvements to them, except to the extent that those improvements comprise patented or unpatented intellectual property owned or controlled by the Client or that have application in the field of measuring osmolarity or osmolality of human tear fluid) and Invetech hereby grants the Client a worldwide, non-exclusive, royalty-free licence (with the right to grant and authorize sublicenses) to make, have made, use, offer for sale, sell and otherwise exploit products and services embodying any such pre-existing Invetech intellectual property (and any such improvements therein) as may be embodied in the Product.

8.2
Subject to clause 8.1, with effect from completion of the Assignment and provided that the Client has paid to Invetech all outstanding fees and charges due to Invetech, Invetech assigns to the Client all right, title and interest in and to any trade dress, trademarks and design registrations or design patents, and any inventions, whether patentable or not, and any other discoveries, trade secrets or know-how which:

(a)	are embodied in the Product; and

(b)	were made, developed, conceived or first reduced to practice by or for Invetech as a direct result of Invetech undertaking the Assignment along with all patents, copyrights, and any other intellectual property rights therein, including the right to apply for and maintain the rights described in this Section 8.2 in all countries worldwide (such rights comprising the ‘Project IP’) and Invetech will (at the Client's request and cost) do those things that may be reasonably necessary to effect the registration of such intellectual property.  Client must provide to Invetech full details (including copies of all relevant documentation) of any application for registration (whether as a registered patent, a registered design or otherwise) of the Project IP or any part of it.

8.3
Patents and the registration of designs may each confer on the holder thereof substantial protection, including rights to damages in the case of subsequent infringement by others whether intentional or not.  Invetech will, if and only if requested to do so in writing by the Client and at the Client's expense, arrange to carry out searches in relation to the Assignment in order to identify potential infringements of prior patents or design registrations.  Where no such request is made and agreed in writing by Invetech, the Client is deemed to have assumed responsibility for these matters, and the Client indemnifies Invetech against any claims of (i) infringement of any intellectual property rights brought against Invetech as a result of the provision of Invetech’s services in relation to the Assignment, and (ii) misappropriation or misuse of copyrights or trade secrets of a third party caused by the disclosure of any materials or information to Invetech by the Client, in each case unless such claims are covered by the indemnity in clause 8.4.

8.4
Invetech agrees that it shall not knowingly design, develop or manufacture the Product in a manner such that the sale or intended use thereof would infringe the intellectual property of any third party.  Client shall indemnify Invetech against all losses, claims, proceedings, damages, costs and expenses in respect of or arising directly or indirectly from any breach by the Client of any of its obligations in the preceding sentence.

9.	PRODUCT LIABILITY AND CLIENT INDEMNITY

9.1
(a)     Subject only to any liability of Invetech under clause 10, the Client shall indemnify, keep indemnified and save harmless Invetech from and against all losses, claims, proceedings, damages, costs and expenses in respect of or arising directly or indirectly from:

(i)	the Product or its use or operation by Client or any Client Related Person;

(ii)	the use by Client or any Client Related Person of any system, design, process or procedure recommended, developed or devised by Invetech for or on behalf of the Client;

(iii)	the use by Client or any Client Related Person of any information, survey, forecast or recommendation arising out of the Assignment;

and

(iv)	any breach by the Client of any of its obligations under the Agreement.

where 'Client Related Person' means any person who directly or indirectly accesses, acquires or possesses by, from or through the Client any Product, system, design, process, procedure, information, survey, forecast, recommendation or advice related to, or arising out of, this Assignment.

(b)
Invetech shall indemnify, keep indemnified and save harmless the Client from and against all losses, claims, proceedings, damages, costs and expenses in respect of or arising directly or indirectly from the use by Invetech or any Invetech Related Person of any system, design, process or procedure recommended, developed or devised by Invetech for or on behalf of the Client in connection with the Assignment and used in any way by Invetech other than for the benefit of the Client.

9.2
The Client shall at its own cost and expense procure that the Product complies in all respects with the provisions of all legislation, Acts, regulations, rules and by-laws for the time being in force and all orders or directions which may be made or given by any statutory or any other competent authority in respect of or affecting the Product in any jurisdiction in which it may be manufactured, used or sold.

9.3
The Client acknowledges that Invetech is not responsible to obtain any independent verification of any information whether provided by or on behalf of the Client or obtained from any other source whatsoever, nor to obtain any searches of any matters of public record unless it is specifically required to do so in the Proposal.  The Client agrees that prior to implementing any recommendations or results of the provision of Invetech’s services or using any Product, the Client will itself verify the suitability and safety for implementation or use of those recommendations, results or Product/s.

10.	LIABILITY RESTRICTED

10.1
Section 68A of the Trade Practices Act, 1974 ('the Act') has the effect of enabling those who have contracted to supply services to limit their liability in certain circumstances for breach of conditions and warranties implied by the Act.

Subject to the qualifications in Section 68A of the Act, Invetech’s liability for any breach of a condition or warranty implied by Division 2 of Part V of the Act (other than a condition or warranty implied by Section 69 of the Act) in the case of services or goods provided in the course of performing the Assignment shall be limited to Invetech at its discretion either:

(a)	in the case of services; supplying the services again or paying the cost of having the services supplied again; or

(b)	in the case of goods; replacing the goods, supplying equivalent goods, paying the cost of replacing the goods or paying the cost of acquiring equivalent goods.

10.2
To the extent permitted by law, Invetech's total aggregate liability under or in any way related to the Agreement (including, without limitation, liability for any negligence or carelessness of Invetech or any of its employees, servants or agents or which arises directly or indirectly from the use of the Product or any information, survey, forecast or recommendation arising out of the Assignment or from services or goods supplied by Invetech for or on behalf of the Client or from any advice given to the Client by Invetech or termination of the Agreement, however arising), is limited to the aggregate sum total of fees paid to Invetech by the Client under the Proposal.

10.3
To the extent permitted by law, Invetech excludes its liability for all indirect and consequential damages however arising (including, without limitation, in the circumstances set out in clause 10.2).  For the purposes of this clause, 'consequential damage' shall include, but not be limited to loss of profit or goodwill or similar financial loss, any payment made or due to any third party and any loss or damage caused by delay in the supply of services or goods in relation to the Assignment.

10.4
Except as required by statute (including the Act), all implied conditions and warranties in respect of the Product or any services or goods supplied by Invetech as part of the Assignment are hereby excluded.

10.5
Without restricting the ambit of this clause, any liability Invetech may have for any costs, expenses, damages or loss directly or indirectly arising from the Client's reliance on surveys, advice, forecasts or any other information supplied by Invetech under the Proposal is excluded to the full extent permitted by law.

11.	INVETECH STAFF

It is a condition of Invetech’s agreement with the Client to provide Invetech’s services in relation to the Assignment that neither the Client nor any firm or company associated with or related to the Client will, for a period of two (2) years after execution of this Agreement, solicit or offer to employ any member of Invetech’s professional staff. The Client's liability to Invetech for any breach of this provision will equate to a year's gross salary for the individual concerned, this amount being a genuine pre-estimate of Invetech's loss in this event.  Notwithstanding the foregoing that it shall not be a violation of this clause 11 for Client or any such related firm to (i) make any general public solicitation for employment for any position, or (ii) hire a member of Invetech’s professional staff who either responds to such a general solicitation for employment or otherwise contacts Client or such related firm on his or her own initiative and without solicitation by Client or any such related firm in contravention of the above provisions.

12.	PUBLICITY

Invetech shall be entitled to use in publicity material, including without limitation electronically stored and transmitted material, images of the Product and references to the Assignment and to Invetech's role in it, provided that the use of such images and references do not breach Invetech's obligations under clause 6 or disclose confidential information generated in the course of the Assignment that is not otherwise in the public domain.

13.	TERMINATION

13.1
Unless otherwise provided in the Proposal, the Agreement or the Assignment and Invetech’s further services in relation to the Agreement or the Assignment may be terminated either by Invetech or the Client giving four week’s prior notice in writing to the other.

13.2
If the Client becomes insolvent, goes into liquidation, receivership, voluntary or other administration or some similar legal process, fails to make a payment to Invetech when due or is otherwise in breach of any of these Terms of Business or the Agreement in a material way then at any time thereafter (unless Invetech expressly waives that failure, breach or circumstance in writing) Invetech may by written notice to the Client immediately terminate the Agreement or the Assignment and Invetech’s further services in relation to the Assignment.

13.3
If the Agreement or the Assignment is terminated either under this clause or otherwise, the Client must immediately pay all moneys due or payable in relation to work done by Invetech under the Proposal to that date and, where termination is not due in any way to default by Invetech, the Client must also pay or reimburse to Invetech all costs, expenses and charges paid or incurred by Invetech that would otherwise be payable pursuant to clause 3, including any arising out of the cancellation, provided however that the amount due under this clause shall not exceed the next payment due as defined in the proposal payment schedule.

13.4	Clauses 2, 3, 4, 6, 7, 8, 9, 10, 12, 14, 16 and 22 will survive any termination of the Agreement or the Assignment.

14.	SEVERANCE

If for any reason any provision of these Terms of Business would render the Agreement ineffective, void, voidable, illegal or unenforceable, that provision or the relevant part thereof shall, without in any way affecting the validity of the remainder of the Agreement, be severable and the Agreement shall be read and construed and take effect for all purposes as if that provision or part were not contained herein.

15.	ENTIRE AGREEMENT AND VARIATIONS

15.1	These Terms of Business and the Proposal constitute the entire Agreement between Invetech and the Client.

15.2	Any variation of the Proposal, these Terms of Business or the Agreement will only be effective if it is in writing signed by Invetech and the Client.

16.	DISPUTE RESOLUTION

All disputes concerning these Terms of Business or the Assignment, which cannot be resolved by negotiation between Invetech and the Client, must be referred to an independent expert agreed upon by the Client and Invetech before any other proceedings are commenced.  Failing agreement on the choice of expert within 14 days of the dispute arising, the dispute is to be referred to an independent expert nominated by the Victorian Chapter Chairman for the time being of the Institute of Arbitrators and Mediators, Australia in Melbourne, The independent expert shall be regarded as an expert and not as an arbitrator and accordingly no legislation relating to arbitration shall apply.  Unless otherwise agreed in writing by the parties, the location for any meetings or proceedings in connection with such independent expert shall be in Melbourne, Australia if referred by OcuSense, and in Los Angeles California if referred by Invetech.  The terms of the appointment will require the independent expert to use his or her best endeavours to certify in writing to the Client and Invetech the determination that has been made within 30 days of the appointment.  Any costs associated with any such referral and determination will be paid by Invetech and the Client in equal shares unless the expert makes a written determination that one party has been vexatious or frivolous in which case that party shall pay all of those costs.

17.	CLIENT AUTHORITY

Any person who purports to enter into the Agreement constituted by the Proposal and these Terms of Business on behalf of the Client hereby warrants that for all purposes of the Agreement he or she is the duly authorised agent of the Client and if such person is not the duly authorised agent of the Client then in consideration of Invetech entering into the Agreement he or she shall be deemed to be the Client and be bound by all the terms, covenants and conditions of the Agreement.

18.	LAW AND JURISDICTION

The Agreement is subject to the laws of Victoria and the Commonwealth of Australia and the Client submits to the jurisdiction of the Courts of Victoria and the Commonwealth of Australia.

19.	NO ASSIGNMENT

Invetech will carry out the Assignment for the Client only and prior to completion or termination of the Assignment the Client may not assign any of its rights arising under the Agreement to any other entity without Invetech’s prior written consent.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of the parties.

20.	NOTICES

A notice to be given by either Invetech or the Client to the other must be in writing and delivered by hand or by post (postage prepaid) or sent by facsimile (with receipt confirmed) to that party’s address or facsimile number as shown in the Proposal.  Each party may change its address for purposes of receiving notice hereunder upon written notice to the other party.

21.	SUSPENSION

Invetech’s obligations in relation to the Assignment will be suspended during the time that Invetech is prevented from fully complying with its obligations by causes beyond its reasonable control.

22.	CONFLICT

22.1
The Proposal is only capable of acceptance and implementation on the basis of these Terms of Business and, if the Client purports to accept by some other means incorporating different or additional terms, then those different or additional terms will not apply and any work undertaken by Invetech under or in connection with the Assignment shall be on the basis of the conditions contained in the Proposal and these Terms of Business.

22.2
If there is any conflict between these Terms of Business and any conditions contained in the Proposal, these Terms of Business will override those conditions to the extent of the inconsistency unless an inconsistent condition in the Proposal expressly states that it takes precedence over or operates notwithstanding these Terms of Business.